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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.
THE MILLS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Script

2004 Proxy Statement Q&A
For internal use by employees of The Mills Corporation

        The following may be deemed to constitute additional solicitation material. In response to any stockholder inquiry requesting clarification regarding the intended purpose for the proposal contained in our 2004 proxy statement to increase the number of authorized shares of preferred stock of the company, we will furnish the following information.

        Why is Mills requesting approval of an increase in its authorized preferred stock?

        Our board of directors did not propose the increase in authorized preferred shares with the intent that such shares be used for anti-takeover purposes. The board intends that these shares be used for potential capital formation purposes. As explained more fully in our proxy statement, the additional authorized shares of preferred stock will allow us to maintain the flexibility to issue preferred stock in the future to meet business needs and capital requirements on terms negotiated with investors without the potential expense or delay of a special meeting of stockholders at that time.

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2004 Proxy Statement Q&A For internal use by employees of The Mills Corporation